Exhibit 99.1

NEWS RELEASE

GP Strategies Divests Its Alternative Fuels Division
COLUMBIA, MD., January 8, 2020- GP Strategies Corporation (NYSE: GPX) has divested its Alternative Fuels Division to Nikkiso Cryogenic Industries’ Clean Energy and Industrial Gases Group, a subsidiary of Nikkiso Co., Ltd (Japan).The sale was effective January 1, 2020.
GP Strategies’ Alternative Fuels Division has been a market leader in the design, fabrication, construction, and maintenance of liquefied natural gas (LNG), liquefied to compressed natural gas (LCNG), and Hydrogen (H2) fueling facilities in the United States. Nikkiso Co., Ltd. is one of the world's leading manufacturers of engineered cryogenic gas processing equipment and small-scale process plants for LNG, well services, and industrial gas sectors.
“The divestment of the Alternative Fuels Division is part of GP Strategies’ business strategy to redirect their engineering services toward industries outside the LNG sector. We are proud of the Alternative Fuels Division’s decades of accomplishments, and we wish them the best of luck as part of the Nikkiso Cryogenic Industries team,” stated Adam Stedham, President, GP Strategies.
About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, digital learning solutions, management consulting, and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting, and business improvement services customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information can be found at gpstrategies.com.

© 2020 GP Strategies Corporation. All rights reserved. GP Strategies and GP Strategies with logo design are registered trademarks of GP Strategies Corporation.
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C O N T A C T S:
For further information: Scott Greenberg, CEO, sgreenberg@gpstrategies.com, (443) 367-9640; Nancy Williams, Vice President, Communications, nwilliams@gpstrategies.com, (443) 539-8656

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